Exhibit 10.27

NON-EXCLUSIVE LICENSE AGREEMENT FOR INTERNAL PHARMACEUTICAL RESEARCH

This Agreement, effective September 1, 2010 (the "Effective Date"), is between

TET Systems GmbH & Co. KG, a German law limited partnership having its principal place of business at Im Neuenheimer Feld 582, 69120 Heidelberg, Germany ("TET"),

and

VistaGen Therapeutics, Inc., a corporation organized under the laws of the State of California having its principal place of business at 384 Oyster Point Blvd #8, South San Francisco, CA 94080, USA ("COMPANY").

BACKGROUND

TET is the owner of the patent portfolio relating to tetracycline regulated gene expression in eukaryotes, referred to under this Agreement as the "Patent Rights".

TET is willing to grant, and COMPANY wishes to accept, a non-exclusive license under the Patent Rights for the purpose of conducting in-house research under the terms and subject to the conditions set forth herein.

TET and COMPANY agree as follows:

ARTICLE 1 - DEFINITIONS
1.1	As used throughout this Agreement and its Appendices and unless the context requires otherwise, the following capitalized terms shall have the meanings ascribed to them below in this Article 1.
1.2
"Affiliate" of either Party shall mean any corporation, association or other business entity which directly or indirectly controls, is controlled by, or is under common control with the Party in question. For purposes of this definition control shall refer to the power, directly or indirectly to direct the affairs of another entity.

1.3	"Agreement" shall mean this Non-Exclusive License Agreement for internal Pharmaceutical Research.
1.4	"Anniversary Date" shall mean the anniversary of the Effective Date in any given year.
1.5
"Authorized Suppliers" shall mean those companies which are licensed by TET to sell TET Product(s), to sell transgenic animals the creation, manufacture, use or sale of which is covered by the Patent Rights, or to provide services relating to the TET Products, the TET System or the Patent Rights. The current list of

Authorized Suppliers is available on www.tet-systems.com and may be amended by TET from time to time as appropriate.
1.6	"Basic Internal Research License" shall mean the license granted under this Agreement for pharmaceutical research and discovery only, but excluding any commercialization rights.
1.7
"Bioprocessing/Manufacturing" shall mean the use of the TET-System in one or more steps in the production of a product, where such a product (i) is intended for a commercial purpose and (ii) does not contain the TET-System itself.

1.8
"COMPANY Group" shall mean COMPANY and its Affiliates, but notwithstanding the foregoing, no Affiliate shall be deemed to form part of the COMPANY Group unless it is identified in a list of Affiliates to be provided by COMPANY to TET from time to time.

1.9
"Confidential Information" shall mean all information disclosed by TET and/or COMPANY under this Agreement. Information shall not qualify as Confidential Information if, prior to the receipt from the disclosing party, it was already publicly available or in the possession of the other Party without a duty of confidentiality. Information shall cease to qualify as Confidential Information once it has become publicly available without breach of this Agreement, is rightfully obtained by the Parties from another source without duty of confidentiality, or is independently developed or ascertained by each Party.

1.10
"Contract Research" shall mean use of the TET-System in the performance of research or development for a Third Party. For clarity, Contract Research will not include Third Party Collaborations as described in this Agreement.

1.11
"Contract Screening" shall mean use of the TET-System in the performance of screening for a Third Party. For clarity, Contract Screening will not include Third Party Collaborations as described in this Agreement.

1.12 "Effective Date" shall mean the date first written above.
1.13 "Grant Back Option" shall have the meaning ascribed to it under Section 2.7.
1.14
"Improvement" means any discovery, development, invention, enhancement or modification, patentable or not, that claim or cover the composition of, or method of using the technology described in the Patent Rights, the TET System and/or

TET Product(s).
1.15 "Improvement Rights" shall have the meaning ascribed to it under Section 2.7.
1.16
"Licensed Field of Use" shall mean in-house use for internal research and discovery purposes only, and shall, to the exclusion of all other uses, be limited to the following activities: Pharmaceutical research and discovery. The Licensed Field of Use specifically excludes:

(i)      the commercialization, sale or transfer of the TET-System to third parties,
(ii)
the commercialization, sale or transfer of reagents, including, but not limited to, cell lines, plasmids, vectors, receptors, promoters, embryos, animals, chemical entities, pharmaceuticals, and other products or agents which incorporate the TET-System or a component of the TET System, except in connection with Third Party Collaborations described below,

(iii)	the use of the TET-System for applications involving human subjects or the preparation of substances intended for human use, and, to the extent not expressly expanded thereto under this Agreement,
(iv)	Screening (unless expressly expanded thereto under this Agreement), and
(v)	Bioprocessing/Manufacturing, Quality Assurance, Quality Control, Contract Research or Contract Screening (to be licensed under a separately negotiated license agreement).

1.17
"Licensee Number" shall mean 173 which is the number assigned by TET or previous owners of the Patent Rights to COMPANY following execution of this Agreement which number shall entitle COMPANY to purchase TET Products from Authorized Suppliers.

1.18	"Licensed Territory" shall mean North America, or that additional territory or combination of territories, which COMPANY may select from the list on Appendix B at some future time.
1.19	"Non-Exclusive" shall mean that TET shall be free to grant licenses under the Patent Rights to other business entities at its own discretion.
1.20	"Party" shall mean TET or COMPANY, as the case may be; and "Parties" shall mean TET and COMPANY, collectively.
1.21
"Patent Rights" shall mean the patent(s) and patent applications listed in Appendix A, including any division, continuation, continuation-in-part, substitute, renewal, reissue, extension, confirmation, reexamination or registration thereof and any patent issuing thereon, including any substitute, renewal, reissue, extension, confirmation, reexamination, registration or foreign counterpart thereof which are owned or controlled by TET.

1.22
"Results" shall mean any and all information, data, know-how, products (whether or not containing TET Products or the TET System or any component or portions thereof) and the like, whether patentable or not, arising out of the conduct of the licenses granted under this Agreement and all intellectual property relating thereto.

1.23
"Screening" shall mean the use of the TET-System in any assay or series of assays, including in vitro, in vivo, and ex vivo assays, where the purpose of the assay(s) is to identify gene products or new chemical entities as candidates for diagnostic or pharmaceutical development from a library or other collection of one thousand (1,000) or more molecules (high throughput screening). The term Screening shall not include the use of the TET-System in assays directed toward mechanistic proof-of-concept which assays are covered by the Licensed Field of

Use.
1.24	"TET Product(s)" shall mean any TET-System research reagent(s) or research tool(s), the creation, manufacture, use, or sale of which is covered by the Patent Rights.
1.25
"TET-System" shall mean the tetracycline (or tetracycline analog) regulated gene expression technology, including both the overall system and any of its individual components, as claimed in the Patent Rights.

1.26	"Third Parties" shall mean persons or entities other than COMPANY, COMPANY GROUP, TET and their respective Affiliates.

ARTICLE 2 - GRANT
2.1	License Grant. TET hereby grants to COMPANY, upon and subject to all the terms and conditions of this Agreement,

(a)	a Non-Exclusive license in the Licensed Territory under the Patent Rights, to utilize the TET-System and TET-Product(s) in the Licensed Field of Use; and
(b)
a Non-Exclusive (sub)license in the Licensed Territory under the Improvement Rights to utilize the TET-System in the Licensed Field of Use to the extent such Improvement Rights are transferred or exclusively licensed to TET following the exercising of the Grant Back Option.

2.2 Sublicensing/Assignment.

(a)
COMPANY does not have the right to sublicense or assign the rights granted under Section 2.1 and commits not to attempt to grant any sublicenses or to transfer the rights except that COMPANY may, subject to its taking full responsibility for compliance with this Agreement, grant sublicenses to any COMPANY Group member. COMPANY has to immediately notify TET of the sublicenses granted to any COMPANY Group member. The sublicense granted to any COMPANY Group member will expire automatically once the sublicensee leaves the COMPANY Group.

(b)
In case of granting sublicenses to any COMPANY Group member the License Fee and the Annual License Maintenance Fee payable by the COMPANY to TET have to be calculated pursuant to Article 3 taking into account the accumulated number of employees of the COMPANY and the sublicensing member of the COMPANY Group.

(c)
In the event that a Third Party licensee of TET or of IP Merchandisers GmbH & Co. KG, an entity authorized by TET to license out TETs patent portfolio becomes member of the COMPANY Group TET will upon request in writing by the COMPANY consent to such license agreement between the Third Party and TET or IP Merchandisers being transferred into a sublicense agreement between the COMPANY and its new COMPANY Group member with effect of the next Anniversary Date of such license. In case of transfer the payments due under Article 3 shall be recalculated according to Section 2.2. (b). Notwithstanding the payment due under Article 3, COMPANY shall pay to TET a transfer fee equal to the amount of the Annual License Maintenance Fee which would have to be paid to TET or to IP Merchandisers by the former Third Party licensee if it would not have become a COMPANY Group member.

(d) In the event that a Third Party licensee of a previous owner of the Patent Rights becomes member of the COMPANY Group and terminates its license agreement with the previous owner of the Patent Rights COMPANY has to immediately notify TET of its intention to grant its new COMPANY group member a sublicense. In case of sublicensing the payments due under Article 3 shall be recalculated according to Section 2.2. (b). Notwithstanding the payment due under Article 3, COMPANY shall pay to TET a sublicensing fee to the amount of the Annual License Maintenance Fee which would have to be paid to TET or to IP Merchandisers by the former Third Party licensee if it would not have become a COMPANY Group.

2.3
Expanding the Licensed Field of Use. COMPANY may elect at any time to expand the Licensed Field of Use under this Agreement to include any or all additional activity listed on Appendix B in Section III, A. and B. ("Optional Fields of Use"), by giving TET written notice of COMPANY's decision. The desired expansion of the Licensed Field of Use may become effective after TET has received full payment of the fees due under Section 3.3.

2.4
Narrowing the Licensed Field of Use. COMPANY may elect to narrow the Licensed Field of Use to eliminate any or all activities listed on Appendix B in Section III, Optional Fields of Use, on the third, or any subsequent, Anniversary Date, by giving TET written notice of COMPANY's intentions at least ninety (90) days in advance.

2.5
Purchasing Reagents. Promptly following the Effective Date, TET will provide COMPANY and the Authorized Suppliers with COMPANY's Licensee Number, thereby authorizing the sale of TET Products to COMPANY by Authorized Suppliers. COMPANY shall be responsible for all other interactions with Authorized Suppliers, including all costs relating to the purchase and use of TET Products. COMPANY agrees to indemnify and hold TET and any of its Affiliates harmless from and against any such costs.

2.6 Excluded Uses. COMPANY hereby agrees and warrants that it shall not:

(i) purchase TET Products for any purpose other than its own, internal use or as part of a Third Party Collaboration use under this Agreement,
(ii) use the Patent Rights and the Improvement Rights, TET Products or the TET-System in any way for the preparation or manufacture of materials intended for use in or on humans, or
(iii)           commercialize, import, manufacture, use, offer for sale, sell, or otherwise exploit any TET Product or the TET-System, except as expressly provided in this
Agreement, without first entering into a written commercial license with TET, with respect to such activities. The availability of such a commercial license to COMPANY shall be determined at TET's sole discretion, and shall be subject to TET's third party obligations.
2.7
Grant Back Option. If COMPANY performs Improvements, and elects to out-license or sell such Improvements and/or related rights (the "Improvement Rights"), COMPANY hereby agrees to grant TET the right of first refusal for acquiring such Improvement Rights by means of licensing or transfer on terms not less favourable than those offered to any Third Party (the "Grant Back Option"). TET's right of first refusal shall become exercisable with its receipt of all information, including any Confidential Information, which may be necessary or desirable in order to evaluate the available technology rights, and shall expire on the first to occur of: (i) TET giving formal notice to COMPANY that it does not wish to pursue said right, or (ii) after six (6) months of the date on which TET received all required information unless the Parties are as of this date engaged in negotiations on the exercise of the Grant Back Option.

2.8
Results. Subject to the Grant Back Option COMPANY shall retain all right, title and interest in and the unrestricted right to use the Results. COMPANY shall have the unrestricted right to publish or otherwise disclose the Results.

2.9
Third Party Collaborator(s): Subject to COMPANY's notification in writing to TET of a relevant Third Party Collaborator involved (including name and address of collaboration) COMPANY shall have the right under this Agreement to transfer TET Product(s) to maximally 3 Third Party Collaborator(s) at any given point in time provided that (i) any research performed by the Third Party is pursuant to a bona fide collaboration agreement (i.e. work under the collaboration reflects contribution from the COMPANY and Third Party) (a "Third Party Collaboration"), (ii) Third Party Collaborator has committed to not transfer TET Products to Third Parties (other than affiliates in connection with the collaboration), and (iii) Third Party Collaborator is obligated to return or destroy any unused portion of the TET Product(s) after completion of the collaboration. All TET Product(s) shall be returned to COMPANY by such Third Party Collaborator(s) after the relevant collaboration has been completed. If a Third Party Collaborator is a licensee of the Patent Rights or the collaboration with such party has been terminated it will not count against the maximal number of Third Party Collaborators.

ARTICLE 3 - CONSIDERATION, PAYMENTS, REPORTS, AND ACCOUNTING

3.1 One-Time Payment. In consideration of COMPANY's past use of the Licensed Technology, COMPANY will pay to TET a one-time payment of Ten Thousand USD (US$ 10,000). This one-time payment is due on the earlier of (a) ten (10) days after the closing of the COMPANY's planned Canadian initial public offering or (b) October 31, 2010. The COMPANY shall have no additional obligation or liability with respect to past use of the Licensed Technology.

3.2
License Fee. On the earlier of (a) ten (10) days after the closing of the COMPANY's planned Canadian initial public offering or (b) October 31, 2010, COMPANY shall pay TET a license fee of $15,000 USD (US$ 15,000) in accordance with the fee schedule shown on Appendix B. In the event that the number of employees reported pursuant to Section 3.6 meets or exceeds a higher threshold as stated in Appendix B under Section I, the License Fee shall be immediately adjusted to the corresponding level.

3.3
Annual License Maintenance Fee. On or before each Anniversary Date, COMPANY shall pay TET a license maintenance fee of currently Fifteen Thousand USD (US$ 15,000) in accordance with the fee schedule shown on Appendix B. In the event that the number of employees reported pursuant to Section 3.6 meets or exceeds a higher threshold as stated in Appendix B under Section I, the Annual License Maintenance Fee shall be immediately adjusted to the corresponding level.

3.4
Modification to the Field of Use. Where COMPANY has elected to modify the Licensed Field of Use and/or the Licensed Territory pursuant to Sections 2.3 or 2.4, the annual license fee shall be determined as follows:

(a)
For expansions of the Licensed Field of Use or Licensed Territory, the additional license fee calculated in accordance with the fee schedule shown on Appendix B is due with the notice of expansion according to Section 2.3. The additional license fee may be reduced by fifty percent (50%) if, at the time of COMPANY's written notice to TET, there are fewer than six (6) months remaining before the next Anniversary Date; and

(b)
For narrowing of the Licensed Field of Use or Licensed Territory, no rebates or credits on the Annual License Maintenance Fee paid for the year in which COMPANY elected to narrow the Licensed Field of Use or Licensed Territory shall be available. Decreases in the Annual License Maintenance fee shall only take effect on the Anniversary Date which occurs at least ninety (90) days after COMPANY's written notice to TET according to Section 2.4.

3.4
Fee for (Sub) License under Improvement Rights. Following an exercising of the Grant Back Option TET shall be entitled to reasonably adjust the license fees payable by COMPANY under this Agreement for including the Improvement Rights in accordance with Section 2.1 (b). Such adjustment shall include a reasonable contribution to any expenses incurred by TET for acquiring the Improvement Rights, unless the right to use the Improvement Rights by COMPANY has been taken into account when agreeing on the terms for exercising the Grant Back Option.

3.5
Payments. All payments due under this Agreement are payable in USD Currency. Late payments shall incur interest at an annual rate of twelve percent (12%) compounded daily. All required payments shall be wire transferred into the bank account stated on the invoice with a confirmation of the transfer mailed, e-mailed or faxed to the following address:

TET Systems GmbH & Co. KG
Attn. Controller's Office Im Neuenheimer Feld 582 69120 Heidelberg, Germany

Fax +49 6221 588 04 04 Email: info@tet-systems.com

3.6 Report.

On each Anniversary Date the COMPANY shall promptly report
(a)	the number of its and the sublicensing COMPANY GROUP members' employees as of the Anniversary Date.
(b) an updated list of its Affiliates.

In the event that COMPANY does not provide TET with such report promptly on each Anniversary Date, TET is entitled to calculate the Annual License Maintenance Fee due on that Anniversary Date on the basis of the highest threshold regarding to the total number of employees as stated in Appendix B, Section 1.

ARTICLE 4 - MARKETING

Use of Names. TET shall have the right to publish COMPANY's name & logo in a listing of Licensees published on www.tet-systems.com. For any other publicity, news release, or other public announcement or comment promoting TET's business, whether written, electronic, or oral to indicate COMPANY being a licensee of TET. TET will give COMPANY an opportunity to review the form and content of any such announcement and to comment upon it before it is published, and TET will comply with COMPANY's reasonable requests.

ARTICLE 5 - CONFIDENTIALITY

5.1 Nondisclosure. During the Term of the Agreement according to Section 6.1 and after its termination, each Party will maintain all Confidential Information of the other Party as confidential and will not disclose any Confidential Information to any Third Party or use any Confidential Information for any purpose except (a) as expressly authorized by this Agreement, including without limitation any Third Party Collaboration; or (b) for the disclosure to its Affiliates, employees, agents, consultants and other representatives, who have a need to know such information and who are bound by obligations of confidentiality at least as restrictive as set forth herein. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure   that   its   Affiliates,   employees,   agents,   consultants   and other representatives do not disclose or make any unauthorized use of the Confidential Information.

5.2 Authorized Disclosures. Each Party shall be permitted to disclose Confidential Information:
(a)
to the extent that such Confidential Information is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Securities and Exchange Commission) or with an enforceable or final court or administrative order; provided however, that such Party shall first have given written notice of such required disclosure to the other Party, made reasonable efforts to narrow the scope of Confidential Information required to be disclosed and to obtain a protective order requiring that the Confidential Information to be disclosed be used only for the purposes for which disclosure is required, taken reasonable steps to allow the other Party to seek to protect the confidentiality of the Confidential Information required to be disclosed, and obtained written advice from its counsel that, notwithstanding the foregoing measures, the Confidential Information is nonetheless required to be disclosed; or

(b)
to establish rights or enforce obligations under this Agreement, but only to the extent such disclosure is necessary and provided that such Party seeks confidential treatment of the Confidential Information to be disclosed.

ARTICLE 6 - PATENT RIGHTS
6.1
Prosecution. TET shall have the sole right, but no obligation, to pursue the preparation, filing, prosecution and maintenance of the Patent Rights and, to the extent that it exercised the Grant Back Option, the Improvement Rights, and other legal proceedings relating thereto.

6.2
Enforcement. If COMPANY becomes aware that any Patent Rights and, to the extent TET has exercised its Grant Back Option, the Improvement Rights are being infringed, are likely to be infringed or have been infringed by any Third Party, or that TET Products have been misappropriated by a Third Party, COMPANY shall promptly notify TET. TET shall have the right, but not the obligation, to institute, prosecute and control any action, suit, or proceeding with respect to such infringement or misappropriation, including any declaratory judgment action, at its own expense, using counsel of its own choosing. COMPANY shall render any reasonable assistance to TET in any of such proceedings at its own expense.

6.3
Infringement of Third Party IP Rights. If the practice by COMPANY of the license granted hereunder results in any allegation or claim of infringement of the Intellectual Property of a Third Party against COMPANY, COMPANY shall have the exclusive right to defend any such claim, suit, or proceeding, at its own expense, by counsel of its own choosing and shall have the sole right and authority to settle any such suit; provided however, that COMPANY shall not enter into any agreement, consent to any judgment or forego the possibility of any appeal without the prior formal consent of TET. For the purposes of this Article 5 "Intellectual Property" shall mean patents, trade marks, service marks, logos, trade names, rights in designs, copyright, utility models, and rights in any know-how, in each case whether registered or not and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

6.4 Third Party Rights. COMPANY hereby acknowledges that in order to exploit the rights granted herein, COMPANY may require licenses under patent or other property rights other than those licensed herein. COMPANY hereby agrees that it shall be COMPANY's sole responsibility to satisfy itself as to the need for such licenses and, if necessary, to obtain such licenses.

ARTICLE 7 - TERM OF AGREEMENT
7.1
Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the expiration of the last to expire of the Patent Rights, unless sooner terminated under this Article 7.

7.2
Termination by TET. This Agreement may be terminated by TET with immediate effect (i) upon formal notification to COMPANY of any material breach of this Agreement by COMPANY and, where such breach is capable to be remedied, has not been remedied in full within thirty (30) days of the first notification, or (ii) if COMPANY becomes insolvent, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it or any of its assets.

7.3
Termination by COMPANY. This Agreement may be terminated without cause at any time by COMPANY upon sixty (60) days formal notice to TET, and upon payment to TET of any fees currently or past due hereunder at the date the termination by COMPANY takes effect.

7.4 Effect of Termination.

(a)
Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release COMPANY from any liability which, at the effective date of such termination, has already accrued to TET or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder, or at law or in equity which accrued or are based upon any event occurring prior to such termination.

(b)
Cessation of Use. Upon any termination of this Agreement, COMPANY and Third Party Collaborators shall promptly cease any and all uses of the TET-System, TET Products, the Patent Rights and to the extent TET has exercised the Grant Back Option, the Improvement Rights. Furthermore, COMPANY and Third Party Collaborators shall promptly destroy any such materials, including its own improvements, modifications or derivatives of TET Products where such improvements, modifications or derivatives are covered by the Patent Rights and/or the Improvement Rights to the extent TET has exercised the Grant Back Option, and shall provide TET with formal evidence as to their full and comprehensive destruction. In the event that COMPANY does not provide TET with such evidence within four (4) weeks of the effective date of termination TET shall be entitled to claim from COMPANY on every Anniversary Date until such evidence is provided, liquidated damages equal to the amount of the Annual License Maintenance Fee which would have to be paid by Company if the Agreement was not terminated.

7.5 Survival. Articles 2.7, 5, 7.4, 7.5, 9, 10, and 11 hereof shall survive termination of this Agreement for any reason.

ARTICLE 8 - NOTICES

8.1 Any formal notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail, postage pre-paid, facsimile transmission, or e-mail (return receipt),

if to TET, to:
 TET Systems GmbH & Co. KG
Attn. Managing Director (CEO)/ Geschaeftsfuehrer Im Neuenheimer Feld 582 69120 Heidelberg / Germany

Fax +49 6221 588 04 04 Email: info@tet-systems.com

if to COMPANY, to
VistaGen Therapeutics, Inc.
384 Oyster Point Blvd, #8
South San Francisco, California 94080

Attention: Chief Financial Officer
Fax: (650) 244-9991

or to other such address as a Party may specify by formal notice.

8.2 Any written notice required or permitted to be given under this Agreement shall be sufficient if sent by the means allowed under Section 9.1 or by facsimile or email transmission to the contact details identified in accordance with Section

9.1.
ARTICLE 9 - COMPLIANCE WITH GOVERNMENTAL OBLIGATIONS

COMPANY shall ensure that any research conducted under this Agreement will comply with all applicable governmental regulations in force and effect. COMPANY shall comply with and provide all information and assistance necessary to comply with any governmental requests relating to this Agreement.

ARTICLE 10 - NO WARRANTY
10.1	Disclaimer of Warranties. Nothing in this Agreement is or shall be construed as:

(a) A warranty or representation as to the validity or scope of the Patent Rights and Improvement Rights;
(b) A warranty or representation that anything made, used, sold, imported or disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of Third Parties;
(c) An obligation to bring or prosecute actions or suits against third parties for infringement of the Patent Rights; or
(d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of TET and its Affiliates or operating units, or Third Parties other than expressly provided herein, regardless of whether such patents or other rights are dominant or subordinate to any of the Patent Rights, Improvement Rights or TET Product(s).
10.2
No Other Warranty. COMPANY acknowledges that the Patent Rights claim materials and methods which are experimental in nature. TET makes no warranties express or implied of any kind (including without limitation warranties of merchantability, fitness for a particular purpose, or non-infringement), and hereby expressly disclaims any warranties, representations or guarantees of any kind as to the Patent Rights, TET-System or TET Products. No biological materials are being provided to COMPANY under this Agreement.

10.3
Indemnification. COMPANY agrees that it shall indemnify, defend and hold harmless TET and its officers, employees and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) of any kind incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) relating to COMPANY's use of the TET-System, TET-Product, any of the Patent Rights or Improvement Rights under this Agreement.

ARTICLE 11 - MISCELLANEOUS
11.1
Governing Law; jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Germany without having any regard to the conflicts of law provisions thereof. The Regional Court in Mannheim (Landgericht Mannheim) shall have exclusive jurisdiction to hear any dispute arising out of or in relation to this Agreement.

11.2
Severability; Waiver. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties undertake to replace the invalid provision or parts thereof by a new provision which will approximate as closely as possible the economic and legal result intended by the Parties. The failure of a Party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

11.3
Entire Agreement. This Agreement, with its Appendices, constitutes the entire agreement between the parties, both oral and written, with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless it is in formal writing and signed by or on behalf of both Parties.

IN WITNESS THEREOF, TET and COMPANY have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
TET Systems GmbH & Co. KG

by
Dr. Ernst Boehnlein Title Managing Director (CEO)/ Geschaeftsfuehrer

Date

COMPANY,
By
Title
Date

APPENDIX A

SUMMARY OF TET SYSTEMS GMBH & CO. KG-OWNED PATENTS AND PATENT APPLICATIONS CLAIMING THE TET-SYSTEM

ISSUED PATENTS:

U.S. Patents:
	Patent No.	Issue date	Title	Inventors
1.	5,464,758	November 7, 1995	Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters	Gossen and Bujard
2.	5,589,362	December 31,	Tetracycline-Regulated	Bujard, Gossen,
		1996	Transcriptional Modulators with AlteredDNA Binding Specificities	Hillen, Helbl, and Schnappinger
3.	5,654,168	August 5, 1997	Tetracycline-Inducible Transcriptional Activator and Tetracycline-Regulated Transcriptional Units	Bujard and Gossen
4.	5,789,156	August 4, 1998	Tetracycline-Regulated Transcriptional Inhibitors	Bujard and Gossen
5.	5,814,618	September 29, 1998	Methods for Regulating Gene Expression	Bujard and Gossen
6.	5,859,310	January 12, 1999	Mice Transgenic for a Tetracycline-Controlled Transcriptional A ctivator	Bujard, Gossen, Salfeld, and Voss
7.	5,866,755	February 2, 1999	Animals Transgenic for a Tetracycline-Regulated Transcriptional Inhibitor	Bujard and Gossen
8.	5,888,981	March 30, 1999	Methods for Regulating Gene Expression	Bujard, Gossen, Salfeld, and Voss
9.	5,912,411	June 15, 1999	Mice Transgenic for a Tetracycline-Inducible Transcriptional Activator	Bujard and Gossen
10.	6,004,941	December 21, 1999	Methods for Regulating Gene Expression	Bujard and Gossen
11.	6,087,166	July 11, 2000	Transcriptional Activators with Graded Transactivation Potential	Baron, Gossen, and Bujard
12.	6,136,954	October 24, 2000	Tetracycline-Inducible Transcriptional Activator Fusion Proteins	Bujard and Gossen
13.	6,242,667	June 5, 2001	Transgenic Organisms Having Tetracycline-Regulated Transcriptional Regulatory Systems	Bujard and Gossen
14.	6,252,136	June 26, 2001	Transgenic Organisms Having Tetracycline-Regulated Transcriptional Regulatory Systems	Bujard, Gossen, Salfeld, and Voss
15.	6,271,341	August 7, 2001	Transcriptional Activators With Graded Transactivation Potential	Baron, Gossen and Bujard
16.	6,271,348	August 7, 2001	Tetracycline-Inducible Transcriptional Inhibitor Fusion Proteins	Bujard and Gossen
17.	6,914,124	July 5, 2005	Tetracycline-Regulated Transcriptional Activator Fusion Proteins	Bujard and Gossen
18.	7,541,446	June 2, 2009	Tet repressor-based transcriptional regulatory proteins	Hillen, Bujard and Urlinger
19.	7,666,668	February 23, 2010	Chromosomal loci for the stringent control of gene activities via transcription activation systems	Bujard and Schonig

Non-U.S. Patents:

	Country	Patent No.	Issue date	Title	Inventors
20.	Australia	684524	May 14, 1998	Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters	Bujard, Gossen, Salfeld, and Voss
21.	Canada	2165162	May 23, 2000	Tight Control of Gene Expression in Eukaryotic Cells by Tetracycline Responsive Promoters	Bujard, Gossen, Salfeld, and Voss
22.	Australia	746850	August 15, 2002	Tetracycline Regulated Transcriptional Modulators	Bujard and Gossen
23.	Australia	755417	April 3, 2003	Transcriptional Activators With Graded Transactivation Potential	Baron, Gossen and Bujard
24.	Germany	DE 19851413	May 22, 2003	Verfahren zur Auswahl von Mutanten von tTA und rtTA	Hillen
25.	Norway	0315375	August 25, 2003	Tetracycline-Regulated Transcriptional Modulators	Bujard and Gossen
26.	Canada	2193122	August 23, 2005	Tetracycline-Regulated Transcriptional Modulators	Bujard and Gossen
27.	Europe	0804565	September 21, 2005	Tetracycline-Regulated Transcriptional Modulators	Bujard and Gossen
28.	Australia	783233	January 19, 2006	Novel TET Repressor-Based Transcriptional Regulatory Proteins	Hillen, Bujard, and Urlinger
29.	Japan	4054058	February 27, 2008	Tetracycline-Regulated Transcriptional Modulators	Bujard and Gossen
30.	Australia	200326319 9	August 14, 2008	Chromosomal Loci for the Stringent Control of Gene Activities via Transcription Activation Systems	Bujard and Schoenig
31.	Canada	2,294,598	September 23, 2008	Transcriptional Activators With Graded Transactivation Potential	Baron, Gossen, and Bujard
32.	Europe	1 532 260	December 10, 2008	Chromosomal Loci for the Stringent Control of Gene Activities via Transcription Activation Systems	Schoenig and Bujard
33.	Europe	1200607	February 24, 2010	Novel TET Repressor-Based Transcriptional Regulatory Proteins	Hillen, Bujard and Urlinger
34.	Europe	0990030	March 03, 2010	Transcriptional A ctivators With Graded Transactivation Potential	Baron, Gossen, and Bujard
35.	Japan	4424761	December 18, 2009	Transcriptional Activators With Graded Transactivation Potential	Baron, Gossen, and Bujard
36.	Germany	19851415	June 15, 2010	Mutanter Transaktivator	Hillen, W.

PENDING PATENT APPLICATIONS:

Pending U.S. Patent Applications:
10.	European Patent Office	PCT/EP2009/06072 8 WO 2010/037593	April 08, 2010	Tetracycline inducible transcription control sequence	Bujard and Low
11.	Australia	20060316288 2006316288	May 24, 2007	Inducible Expression Systems	Berkhout and Das
12.	Canada	2630348	May 24, 2007	Inducible Expression Systems	Berkhout and Das
13.	Europe	2006824268 1954811	August 13, 2008	Inducible Expression Systems	Berkhout and Das
14.	Japan	2008541096 2009515550	April 16, 2009	Inducible Expression Systems	Berkhout and Das

APPENDIX B

Price List in US$1

TET-System Research License and Optional Fields of Use
Total Number of employees

Up to 49

50 to 499

500-4999

5000 +

I. Full BasicPharmaceutical Research License (1 Year)
II. Annual Maintenance Fee

15.000,00 15.000,00 24.000,00 24.000,00 42.000,00 42.000,00 75.000,00 75.000,00
• Non-exclusive
•	Includes in-house research for internal purposes, such as proof-of concept work with transgenics and knock-outs
• Use in one Territory2
•	Does NOT include Screening, Bioprocessing / Manufacturing, Contract Research or Screening except for Third Party Collaborations
• No commercialization rights are included.

III. Optional Fields of Use
A. Screening                       18.000,00    24.000,00    30.000,00 37.500,00
B. Each additional Territory Full: 12.000,00   18.000,00   24.000,00 34.500,00
Territories:
• North America
• Europe
• Asia & Australia
• Rest of World
C. Bioprocessing & Manufacturing:
By separate Agreement to be negotiated case-by-case
D. Contract Research and Contract Screening
By separate Agreement to be negotiated case-by-case
E. Commercialisation rights
By separate Agreement to be negotiated case-by-case Availability to be determined at IP Merchandisers Discretion

1Prices are subject to change without notice until a license agreement between COMPANY and TET has been signed.

2Territory as defined in the License Agreement ("Licensed Territory" without additional or combination of territories)